Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE LAW AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE LAW OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

DEMAND PROMISSORY NOTE

Principal Amount: US$3,420.00	Issuance Date: January 1, 2017

FOR VALUE RECEIVED, Edgar Express, Inc., a Utah corporation (the “Company”), hereby promises to pay to Acadia Properties, LLC (“Holder”), the principal sum of Three Thousand Four Hundred Twenty Dollars in lawful money of the United States of America (US$3,420.00) (the “Principal Amount”), with interest on the unpaid balance thereof compounding at the rate of eight percent (8%) per annum from the date hereof.

The entire Principal Amount together with all accrued but unpaid interest shall be due and payable on the date of receipt of written demand of the holder. Any payments made on this Note will be applied first to any costs and expenses, then to accrued interest, and then to reduction of principal, or as otherwise determined at Holder's discretion.

Payments of both principal and interest are to be made to the address of the Holder or such other place as the Holder shall designate to the Company in writing.

Upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder or its attorney duly authorized in writing, a new note for a like principal amount will be issued to, and registered in the name of, the transferee. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In the case of an Acceleration Event, the principal amount of this Note, together with all interest accrued thereon, may be declared immediately due and payable. For purposes hereof, “Acceleration Event” shall mean the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in any voluntary or involuntary case or proceedings under the United States bankruptcy laws or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs

The terms of this Note shall be governed and construed according to the laws of the State of Utah.

EDGAR EXPRESS, INC.

/s/ Mary Foster
Mary Foster, Chief Executive Officer